                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128646 of our reports dated June 15, 2005, relating to the consolidated financial statements and financial statement schedule of Graham Corporation (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in accounting method for construction-type contracts in 2005), appearing in the Annual Report on Form 10-K of Graham Corporation for the year ended March 31, 2005, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


November 14, 2005
Rochester, New York